UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 24, 2009

CUBIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9355	87-0352095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9870 Plano Road Dallas, Texas	75238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 686-0369

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On November 24, 2009, Cubic Energy, Inc. (the “Company”) entered into transactions with Tauren Exploration, Inc. (“Tauren”) and Langtry Mineral & Development, LLC (“Langtry”), both of which are entities controlled by Calvin Wallen III, the Chief Executive Officer of the Company, under which the Company has acquired $30,952,810 in pre-paid drilling credits (the “Drilling Credits”) applicable towards the development of its Haynesville Shale rights in Northwest Louisiana.  The Company will use the Drilling Credits to fund $30,952,810 of its share of the drilling and completion costs for those horizontal Haynesville Shale wells drilled in sections previously operated by an affiliate of the Company which are now operated by a third party.

As consideration for the Drilling Credits, the Company, (a) has conveyed to Tauren a net overriding royalty interest of approximately 2% in its leasehold rights below the Taylor Sand formation of the Cotton Valley and (b) has agreed to issue to Langtry 10,350,000 Company common shares and preferred stock in the amount of $10,350,000, convertible into Company common shares at $1.20 per common share, five year conversion term, with such issuance of the common shares and the preferred stock dependent upon the approval of the Company’s additional listing application with the NYSE Amex.  The preferred stock will be entitled to cumulative dividends equal to 8% per annum, payable quarterly, which dividends may be paid in cash or in additional shares of preferred stock, in the Company’s discretion.  The preferred stock may be redeemed by the Company at any time, at a redemption price equal to 20% over the original issue price.

The consideration with respect to these transactions was determined pursuant to negotiations between the Company, Tauren and Langtry, and not pursuant to any formula.  The foregoing transactions were approved by a special committee of the board of directors of the Company comprised exclusively of the Company’s non-employee directors.

The shares will be issued by the Company in reliance upon an exemption from registration set forth in Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.

On November 24, 2009, the Company issued a press release with respect to this item.  A copy of the press release is filed herewith as Exhibit 99.1.

Item 2.01                     Completion of Acquisition or Disposition of Assets.

Information contained in Item 1.01 of this Form 8-K is hereby incorporated by reference.

Item 3.02                     Unregistered Sales of Equity Securities.

Information contained in Item 1.01 of this Form 8-K is hereby incorporated by reference.

Item 8.01               Other Events.

On June 30, 2009, the Company reported that it received a letter from Wells Fargo Energy Capital, Inc. (the “Lender”) informing the Company that the Lender made a redetermination of the borrowing base pursuant to Section 2.6 of the Credit Agreement dated as of March 5, 2007 by and between the Company and the Lender (the “Credit Agreement”).  As a result of various extensions, the Lender had previously waived any failure of the Company to comply with its obligations under the Credit Agreement as a result of such redetermination until December 1, 2009.

As a result of the transactions described in Item 1.01, the Company received a notice from the Lender which granted a further extension until January 1, 2010.  On November 24, 2009, the Company issued a press release with respect to this item.  A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description of Exhibit
10.1	Purchase and Sale Agreement (Cubic Override) dated November 24, 2009 between the Company and Tauren Exploration, Inc.

10.2	Purchase and Sale Agreement (Langtry Override) dated November 24, 2009 between the Company and Langtry Mineral & Development, LLC

10.3	Subscription and Common Stock Purchase Agreement dated November 24, 2009 between the Company and Langtry Mineral & Development, LLC

10.4	Subscription and Preferred Stock Purchase Agreement dated November 24, 2009 between the Company and Langtry Mineral & Development, LLC

99.1	Press Release dated November 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2009	CUBIC ENERGY, INC.

	By:	/s/Jon S. Ross
Jon Stuart Ross, Secretary